EXHIBIT 99

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.

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FOR IMMEDIATE RELEASE

April 16, 2004

Great Pee Dee Bancorp, Inc., Announces Earnings and Cash Dividend

Cheraw, SC- April 16, 2004-Herbert W. Watts, President and CEO of Great Pee Dee Bancorp, Inc., (NASDAQ:PEDE) announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $.155 per share for the quarter ended March 31, 2004. This dividend is payable on May 14, 2004 to shareholders of record as of April 30, 2004.

The company's net income of $325,566 or $.19 per diluted share for the quarter ended March 31, 2004 included a gain of $102,000 net of taxes, on security sales, as well as increased expenses of $40,000 associated with Sentry Bank and Trust's move into its new home office. Net income for the same period in 2003 was $257,672 or $.16 per diluted share. Net income in the 2003 period was impacted by expenses of $118,024 net of taxes, associated with the name change of the company's bank subsidiary to Sentry Bank & Trust from First Federal Savings and Loan Association of Cheraw. Net income for the nine month period ended March 31, 2004 was $956,135 or $.56 per diluted share, compared to $1,137,804 or $.69 per diluted share for the same period in 2003.

Great Pee Dee Bancorp, Inc. has as its sole subsidiary, Sentry Bank and Trust of Cheraw and Florence, a $156 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASDAQ market under the symbol "PEDE".

Contact:

Great Pee Dee Bancorp
Herbert W. Watts, 843-537-7656

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

                                                                 Great Pee Dee Bancorp
                                                                 Summary of Operations
                                                            (000's omitted except per share data)
                                     Three months          Three months          Nine months           Nine months
                                         ended                ended                 ended                ended
                                    March 31, 2004       March 31, 2003       March 31, 2004        March 31, 2003
                                    --------------       --------------       --------------        --------------
                                        (unaudited) (unaudited)
          Interest Income                  $2,098               $2,070                6,283                6,401

         Interest Expense                   777                  813                  2,357                2,565

        Net Interest Income                1,321                1,257                 3,926                3,836

      Provision for Loan Loss                75                  100                   375                  250

        Net after provision                1,246                1,157                 3,551                3,588

        Non-interest income                 354                  208                   840                  758

       Non-interest expense                 1101                 981                  2,890                2,537

         Income before tax                  499                  384                  1,501                1,807

           Income taxes                     173                  126                   545                  669

            Net Income                      326                  258                   956                 1,138

       Net Income per share
               Basic                       $0.19                $0.16                 $0.57                $0.71
              Diluted                       0.19                 0.16                 0.56                  0.69

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
                                                       Great Pee Dee Bancorp
                                                       End of Period Balances
                                                (000's omitted except per share data)

                                       March 31, 2004       June 30, 2003         March 31,2003
                                       --------------       -------------         -------------
                                        (unaudited)

              Assets                      $156,918             $143,326             $144,648

            Loans, Net                    116,776              110,000               111,045

      Allowance for Loan Loss              1,550                1,416                 1,286

             Deposits                     108,967              108,812               107,958

        Shareholder Equity                 26,458               26,043               25,867



             Contact:

       Great Pee Dee Bancorp
         Herbert W. Watts
           843-537-7656